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NEWS RELEASE
Media Contact:                           Investor Contact:
Gia L. Oei, 603-929-2489                 Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com         E-mail: Carolyn.Miller@nh.fishersci.com


              FISHER SCIENTIFIC PRICES $150 MILLION NOTES OFFERING


HAMPTON, N.H., Aug. 6, 2003-- Fisher Scientific International Inc. (NYSE: FSH) announced that it will sell $150 million in principal amount of 8 percent senior subordinated notes due 2013. The offering will close on August 20. Proceeds from the notes offering will be used to partially fund the acquisition of Perbio Science AB. In the event the Perbio transaction is not completed, the notes will be redeemed.

         The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135c under the Securities Act of 1933.

ABOUT FISHER SCIENTIFIC INTERNATIONAL INC.
------------------------------------------
Fisher Scientific International Inc. (NYSE: FSH) is the world leader in serving science. We enable scientific discovery and clinical-laboratory testing services by offering more than 600,000 products and services to over 350,000 customers in approximately 145 countries. As a result of our broad product offering, electronic-commerce capabilities, and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for many of our customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company's Web site at www.fisherscientific.com.




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This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.







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